Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Alvarium Tiedemann Holdings, Inc. and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of January 13, 2023.

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann

MICHAEL GLENN TIEDEMANN 2012 DELAWARE TRUST
By: Tiedemann Trust Company, as trustee

By:	/s/ Hayes A. Roberts
Name: Hayes A. Roberts
Title: Managing Director

CHT FAM TST AR 3RD FBO MICHAEL G TIEDEMANN

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Special Investment Trustee

CHAUNCEY CLOSE, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Managing Member